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                                 [ACSYS LOGO]


Contact:   Brady W. Mullinax, Jr.            Jodie Land-Charlop
           Executive Vice President,         Vice President,
           Finance and Administration        Corporate Communications
           (404) 817-9440, ext. 3312         (404) 817-9440



                          ACSYS, INC. ANNOUNCES
           TERMINATION OF THE HART-SCOTT-RODINO WAITING PERIOD IN
                    CONNECTION WITH ITS PENDING SALE
                     TO AN AFFILIATE OF VEDIOR N.V.

     ATLANTA (May 22, 2000) - Acys, Inc. ("Acsys," AMEX: AYS) announced today that the request for early termination of the 15-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act in connection with the pending sale of Acsys to an affiliate of Vedior N.V. ("Vedior") has been granted by the Federal Trade Commission and the Department of Justice as of May 19, 2000.

     As previously announced, Vedior and Tiberia B.V. ("Tiberia"), which is to be an affiliate of Vedior, entered into a definitive merger agreement pursuant to which a subsidiary of Tiberia commenced a tender offer to acquire all outstanding shares of common stock of Acsys for $5.00 per share in cash. The acquisition will be completed through a cash tender offer, followed by a cash merger. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, May 24, 2000, unless extended.

THIS NEWS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE COMPLETE TERMS AND CONDITIONS OF THIS TENDER OFFER ARE SET FORTH IN AN OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL WHICH HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

     Based in Atlanta, Acsys Inc. provides professional temporary staffing and permanent placement services in the U.S. The Company's professional services division, specializing in accounting, finance and corporate staffing, provides a broad range of staffing and workforce solutions to FORTUNE 500, middle-market and emerging growth companies. The Company's information technology division, Acsys IT, provides staff augmentation, contract professionals, consulting and solutions services for SAP-TM-, J.D. Edwards-Registered Trademark-, PeopleSoft, Siebel Systems, e-Commerce and other information technology areas to numerous clients throughout the U.S. Acsys has nearly 600 employees in 40 offices nationwide. Additional information on Acsys is available at WWW.ACSYSINC.COM.


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